 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2002

Colley Corporation

(Exact name of Registrant as specified in its Charter)

Ohio	000-33345	75-2926440
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

425 Walnut Street, Suite 2300, Cincinnati, Ohio

45202

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code:

(513) 381-0777

N/A

(Former name or former address, if changed since last report)

Item 1.  Changes in Control of Registrant

On June 3, 2002, Chicago West Pullman, LLC, an Ohio limited liability company, acquired 51.19% of the outstanding shares of Colley Corporation from Richard B. Goodner pursuant to a Stock Purchase Agreement by and among Chicago West Pullman, LLC, Richard B. Goodner, Colley Corporation and Roger W. Ach, II dated June 3, 2002 (the “Stock Purchase Agreement”).  Pursuant to the Stock Purchase Agreement, Chicago West Pullman, LLC acquired 525,000 shares of common stock in exchange for $25,000.  The source of the $25,000 purchase price was the working capital of Chicago West Pullman, LLC.  Pursuant to the Stock Purchase Agreement, Roger W. Ach, II, the manager of Chicago West Pullman, LLC, is obligated to exchange shares of The Lottery Channel, Inc., a Delaware corporation, presently held by Mr. Ach, in exchange for additional shares of common stock of Colley Corporation.  As a result of this obligation, Mr. Ach beneficially owns 87.80% of Colley Corporation: 525,000 shares indirectly through Chicago West Pullman and the right to acquire 3,076,740 shares directly pursuant to his obligation under the Stock Purchase Agreement.  Chicago West Pullman, LLC and other current shareholders of The Lottery Channel, Inc. will acquire additional shares of common stock of Colley Corporation in exchange for shares of common stock of The Lottery Channel, Inc. owned by such shareholders, following the completion of any and all filings and applicable waiting periods required under the Securities Act of 1933 and the Securities Exchange Act of 1934.  Effective June 3, 2002, Mr. Ach is the sole director of Colley Corporation and one vacancy exists on the board of directors of the corporation.  Additional vacancies will be created and four additional board members will be appointed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Colley Corporation
Date: June 17, 2002	By: /s/Robert W. Ach
Roger W. Ach President